EXHIBIT 107

Filing Fees

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)
Shares of common stock, par value $0.086 per share (2)(3)	$128,606,369	$11,921.81
		-
	$	$
		-
	$	$
Total	$128,606,369	$11,921.81

1. This Registration Statement registers 24,449,880 shares of our Common Stock issued to the selling stockholders that were issued by or are issuable by the registrant in a prior private placement transaction, consisting of (i) 2,670,892 shares of our common stock, (ii) 2,219,084 shares of our common stock issuable to the selling stockholders upon conversion of 9,076 shares of our Series B Preferred Stock, and (iii) 19,559,904 shares of our common stock consisting of 200% of the shares of our common stock issuable upon full exercise of our Series B Warrants issued to the selling stockholders.

2. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

3. The proposed maximum offering price per share and proposed aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq National Market on January 28, 2022 which was $5.26 per share.